SUB-ITEM 77 Q1 (A)


FEDERATED LIMITED DURATION GOVERNMENT FUND, INC.

ARTICLES OF AMENDMENT

FEDERATED LIMITED DURATION GOVERNMENT FUND, INC., a Maryland corporation (hereinafter called the "Corporation"), hereby certifies to the State
Department of Assessments and Taxation that:

FIRST:	The Articles of Incorporation of the Corporation are hereby
amended by striking Article FIRST and inserting the following in its place:

"FIRST:  The name of the Corporation is "Federated Intermediate
Government Fund, Inc."

SECOND:	The foregoing amendment to the charter of the Corporation
was approved by a majority of the entire Board of Directors of the Corporation; the charter amendment is limited to a change expressly permitted by Section 2-605 of the Maryland General Corporation
Law to be made without action by stockholders; and the Corporation is registered as an open-end company under the Investment Company Act of 1940, as amended.

THIRD:	These Articles of Amendment shall become effective
immediately upon filing with the Maryland State Department of Assessments and Taxation.

IN WITNESS WHEREOF, Federated Limited Duration Government Fund, Inc.
 has caused these Articles of Amendment to be signed in its name and on its behalf as of April 29, 2005, by its President and Assistant Secretary, who acknowledge that these Articles of Amendment are the act of the Corporation, that to the best of their knowledge, information and belief, all matters and facts set forth therein relating to the authorization and approval of these Articles are true in all material respects, and that this statement is made under the penalties of perjury.


Witness:


/s/ Daniel M. Miller		By:  /s/ J. Christopher Donahue
Name:  Daniel M. Miller	Name:  J. Christopher Donahue
Title:  Assistant Secretary	Title:  President


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		PGHLIB-1680356.1-ABHELSCH  10/27/05 12:05 PM